SCHEDULE 14A
                                         (Rule 14a-101)
                              INFORMATION REQUIRED IN PROXY STATEMENT
                                      SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934 (Amendment No.      )

         Filed by the Registrant X
         Filed by a Party other than the Registrant

         Check the appropriate box:
         ____ Preliminary Proxy Statement  ___ Confidential, For Use of the Com-
                                               mission Only (as permitted by
                                               Rule 14a-6(e)(2))


            X   Definitive Proxy Statement
                Definitive Additional Materials
                Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

               Watson Wyatt & Company
               (Name of Registrant as Specified in Its Charter)

               Watson Wyatt & Company
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
            X   No fee required.
                Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transactions applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

              Fee paid previously with preliminary materials:

              Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:

         (2) Form, Schedule or Registration Statement no.:

         (3) Filing Party:

         (4) Date Filed:

                           FINAL COPIES


                         WATSON WYATT & COMPANY

                          [GRAPHIC OMITTED]

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         November 19, 1998

                             Tokyo, Japan

The Fifty-Second Annual Meeting of Shareholders of Watson Wyatt & Company (the "Company" or "Watson Wyatt") will be held on Thursday, November 19, 1998, at 8:30 a.m., at The Four Seasons Hotel, 10-8 Sekiguchi 2-chome, Bunkyo-ku, Tokyo, Japan for the following purposes:

I. To elect Directors of the Company to hold office until the next Annual Meeting of Shareholders or until the election and qualification of their successors.

II. To approve an amendment to Section 9.4 of the Company's Bylaws to more specifically describe permitted liens arising in connection with loan programs established by the Board of Directors (the "Bylaw Amendment Proposal").

III. To transact such other business as may properly come before the meeting or any adjournment thereof.


The close of business on October 27, 1998, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.


WE STRONGLY URGE YOU TO REVIEW THIS PROXY STATEMENT AND TO COMPLETE AND RETURN THE ATTACHED PROXY BALLOT AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN. VOTING YOUR SHARES IMMEDIATELY WILL HELP TO AVOID COSTLY FOLLOW-UP E-MAIL AND TELEPHONE SOLICITATION.


TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ATTACHED PROXY BALLOT PROMPTLY AND DELIVER IT TO YOUR OFFICE ADMINISTRATOR IN A SEALED ENVELOPE. OFFICE ADMINISTRATORS WILL FORWARD THE SEALED ENVELOPES TO PRICEWATERHOUSECOOPERS LLP IN WASHINGTON, D.C.


                                    By Order of the Board of Directors



                                         /s/ Walter W. Bardenwerper
                                    Walter W. Bardenwerper, Secretary
Bethesda, Maryland
October 28, 1998

                                                 [GRAPHIC OMITTED]

                                                  PROXY STATEMENT

                                          ANNUAL MEETING OF SHAREHOLDERS

                                                 NOVEMBER 19, 1998


This Proxy Statement and the attached Proxy are being furnished to shareholders ("Shareholders") of Watson Wyatt & Company (the "Company" or "Watson Wyatt") on or about October 28, 1998, in connection with the Annual Meeting of Shareholders of the Company to be held on November 19, 1998, at the time and place and for the purposes set forth in the accompanying Notice of the meeting.


The accompanying Proxy is solicited on behalf of the Management of the Company. Shareholders who execute proxies retain the right to revoke them at any time prior to the voting thereof by giving notice to the Company in writing or in person at the meeting. All shares of the Company's common stock ("Common Stock") represented by properly executed and unrevoked proxies received in time for the Annual Meeting will be voted.

FINANCIAL DATA AND OTHER INFORMATION

A copy of the Annual Report to Shareholders of the Company for the fiscal year ended June 30, 1998 has been delivered to each shareholder contemporaneously with this  Proxy  Statement.  The Annual  Report  includes  descriptions  of the
operations  of  the  Company  and  presents  the  Company's   audited  financial
statements.

OUTSTANDING STOCK ENTITLED TO VOTE


Each holder of record of Common Stock at the close of business on October 27, 1998 is entitled to one vote per share on each matter to come before the Annual Meeting. At the close of business on October 27, 1998, 14,683,417.24 shares of Common Stock were outstanding and entitled to vote. Shares representing a majority of all of the outstanding shares of the Company must be represented at the meeting in person or by Proxy in order to conduct business at the meeting.


A list of Shareholders will be available for inspection at least ten days prior to the Annual Meeting at the Office of the Secretary, 6707 Democracy Boulevard, Suite 800, Bethesda, Maryland 20817.

            ELECTION OF DIRECTORS

The Board of Directors has nominated the fourteen individuals listed below for election to the Board of Directors. Subject to prior resignation or removal, each Director elected will hold office until the next Annual Meeting or until his/her successor is elected and qualified. The election of any individual nominee to the Board requires the affirmative vote of a majority of the outstanding shares present in person, or by Proxy at the Annual Meeting. For purposes of determining the existence of a quorum, votes to withhold authority and to abstain will be counted as present and will have the same effect as "no" votes for purposes of determining whether the required vote has been obtained.

If any nominee for a directorship is unable to serve as a Director at the time of the Annual Meeting, the proxies may be voted for a substitute nominee selected by the Board of Directors. Management has no reason to believe, at this time, that any of the nominees listed below will be unable to serve.

Although the Company's Bylaws permit a maximum of twenty-five Directors, the Bylaws give the Board of Directors the authority to determine the actual number of Directors within that limit. The Board of Directors has set the size of the Board at fourteen. The Board of Directors, however, has begun a search for a new outside Director. At such time as an appropriate candidate is selected, the Board of Directors intends to increase the size of the Board to fifteen and appoint a new outside Director to the Board. The Board of Directors recommends that the Shareholders vote FOR each of the fourteen nominees listed below:

BIOGRAPHICAL INFORMATION FOR NOMINEES TO THE BOARD

Thomas W. Barratt (Age - 56): Vice President and Central Regional Manager. Mr. Barratt originally joined Watson Wyatt in 1976 as a Retirement Consultant. He joined Towers Perrin in 1987, and while there, was Managing Consultant of their Detroit Area Office. He returned to Watson Wyatt in 1994 as the Managing Consultant of the Michigan Offices and was named the Regional Manager of the Central Region in 1997. Mr. Barratt is a member of the Compensation and Stock Committee of the Board.

Paula A. DeLisle (Age - 44): Vice President, Director and Managing Consultant, Hong Kong. Ms. DeLisle has been with the Company since 1982 and has served as a consultant in the Hong Kong office, rendering compensation and human resources management consulting services to multinational firms throughout Asia. Ms. DeLisle is also responsible for the Asia-Pacific operations of Watson Wyatt Data Services. Ms. DeLisle has been a Director since 1997.


David B. Friend, M.D. (Age - 42): Vice President, Director and Eastern Regional Manager. Dr. Friend has been with the Company since 1995 and formerly held the position of Practice Director of the Company's Group & Health Care Practice. Prior to joining the Company, Dr. Friend served on the medical staff at Malden Hospital for one year and prior thereto he was completing his medical education at the University of Connecticut. Prior to attending medical school, Dr. Friend held the position of Executive Vice President of High Voltage Engineering. Dr. Friend is a member of the Executive and the Finance Committees of the Board and has been a Director since 1997.



John J. Haley (Age - 48): Vice President, President and Chief Executive Officer-Elect and Director. Mr. Haley joined the Company in 1977 as a consulting actuary, and continues to render services in the retirement field. Mr. Haley is a member of the President's Pay Committee of the Board, Chair of the Executive Committee and Chair of the Finance Committee of the Board and has been a Director since 1992. Mr. Haley is a member of the Management Committee of Watson Wyatt Partners ("Watsons"). Mr. Haley formerly managed the Washington, D.C. office and was the Director of the Company's Retirement Practice.



Ira T. Kay (Age - 48): Vice President, Global Practice Director of the Company's Human Capital Group and Director. Mr. Kay has been with the Company since 1993. Prior to his tenure with the Company, Mr. Kay was a Managing Director and served on the Partnership Management Committee of The Hay Group. Prior to his association with Hay, Mr. Kay was a Managing Director in the Human Resources Department of Kidder Peabody. Mr. Kay is the Chair of the Compensation and Stock Committee of the Board and a member of the President's Pay and the Executive Committees of the Board and has been a member of the Board since 1996.


Brian E. Kennedy (Age - 55): Vice President, Managing Director, Canada, Managing Consultant, Toronto and Director. Mr. Kennedy joined the Company in 1995. Prior to joining the Company, Mr. Kennedy was with the Alexander Consulting Group for 18 years, most recently as Chairman and Chief Executive Officer of Alexander Clay, their U.K. and European operations. Beginning in 1986, Mr. Kennedy served on the Board of Directors of several Alexander Consulting Group companies. Mr. Kennedy is a member of the Executive Committee and is Chair of the Audit Committee of the Board, a Director of Watson Wyatt Holdings (Europe) Limited and has been a member of the Board since 1996.


Eric P. Lofgren (Age - 47): Director, Retirement Practice. Mr. Lofgren joined the Company in 1989. Mr. Lofgren previously spent seven years with a large consulting firm and seven years at Mutual of New York. Mr. Lofgren is the primary consultant for several of Watson Wyatt's major clients. He is a nationally known actuary and consultant with extensive experience in the areas of retirement plan design, having developed the Pension Equity design family, and asset liability management.


Robert D. Masding (Age - 54): Senior Partner, Watson Wyatt Partners, and Director. Mr. Masding has been engaged in the actuarial consulting business since 1969 and has been a partner of R Watson & Sons, a U.K. partnership, since 1972. Mr. Masding has been a member of the Board since March 1995, subsequent to the formation of the alliance between the Company and Watsons.


R. Michael McCullough (Age - 59): Director. Mr. McCullough is the retired Chairman of Booz, Allen & Hamilton. He joined Booz, Allen & Hamilton in 1965 as a consultant, and was elected a Partner in the firm in 1971. In 1978, he became Managing Partner of the firm's Technology Center, and was elected to the position of Chairman in 1984. Mr. McCullough is a member of the Boards of Capital Auto Real Estate Investment Trust, O'Sullivan Corporation and Host Marriott Services. Mr. McCullough is Chair of the President's Pay Committee and a member of the Audit Committee of the Board, and has been a member of the Board since 1996.


Gail E. McKee (Age - 39): Vice President, Director and Managing Consultant for Southern California. Ms. McKee joined the Company in 1992. From April 1996 through January 1997, Ms. McKee worked for Wellspring Resources, LLC, principally as Vice President of Client Services. Prior to joining the Company, Ms. McKee was with the Walt Disney Company, most recently as the Manager of International Compensation and Benefits. She began her career with Hewitt Associates, where she was an Account Manager for nearly eight years. Ms. McKee has been a Director since 1997, and is Chair of the Human Resources Committee.

Paul V. Mee (Age - 52): Vice President, Director and Western Regional Manager. Mr. Mee joined the Company in 1994. From 1990 to 1994, Mr. Mee was a Managing Director of the Alexander Consulting Group. Prior to that position, he was a Principal and Practice Leader with Towers Perrin. Mr. Mee is a member of the Audit Committee of the Board and has been a Director since 1997.

A. W. "Pete" Smith, Jr. (Age - 54): President, Chief Executive Officer and Director, as well as an officer and director of various subsidiaries of the Company. Mr. Smith joined Cole Surveys, a subsidiary of the Company, in 1968. Mr. Smith is also a Director of Watson Wyatt Holdings (Europe) Limited. From 1985 to 1992, Mr. Smith was Manager of the Company's San Francisco office; subsequently, he was Manager of the Washington, D.C. office from 1992 to 1993. Mr. Smith is a member of the Executive Committee of the Board. He has been a Director since 1986, and has been President and CEO since 1993. Mr. Smith has announced that he will be retiring from the Company effective June 30, 1999.

John A. Steinbrunner (Age - 48): Vice President, Central Region Retirement Practice Leader, Senior Retirement Consultant in Watson Wyatt's Cleveland office and Director. Mr. Steinbrunner has been with the Company since 1974 and was formerly the Retirement Practice Director. Mr. Steinbrunner is a member of the Compensation and Stock and Audit Committees of the Board and has been a Director since 1996. Mr. Steinbrunner is also Chair of the U.S. Retirement Committee.


A. Grahame Stott (Age - 44): Vice President, Managing Director, Asia-Pacific Region and Director. Mr. Stott has been with the Company since 1982. He has served as a consultant in and manager of the Hong Kong office, is a member of the Executive and Finance Committees of the Board and is Chair of the Asia-Pacific Retirement Committee. Mr. Stott has been a Director since 1995.


STANDING COMMITTEES OF THE BOARD

Executive Committee


John J. Haley - Chair
David B. Friend, M.D.
Ira T. Kay
Brian E. Kennedy
A.W. Smith, Jr.
A. Grahame Stott


The Executive Committee oversees and reviews the Company's long-range corporate and strategic planning. Additionally, it meets throughout the year between meetings of the Board of Directors to review, consider and make decisions affecting general management policies of the Company, to approve significant business decisions not requiring full Board approval and to make recommendations to the executive officers and the Board. The Committee held ten meetings during fiscal year 1998.

Compensation and Stock Committee


Ira T. Kay - Chair
Thomas W. Barratt 1
Gary T. Hallenbeck 2
John A. Steinbrunner
Robert J. Webb 1

The Compensation and Stock Committee oversees general compensation policies and practices, and makes recommendations and certain decisions regarding the administration of Common Stock transactions. The Compensation and Stock Committee does not, however, establish the compensation of the President, which is set by the President's Pay Committee. The Committee held ten meetings during fiscal year 1998.

1 Non-director member.
2 Mr. Hallenbeck has announced his retirement from the Company, effective November 1, 1998.

President's Pay Committee


R. Michael McCullough - Chair
John J. Haley
Ira T. Kay


The President's Pay Committee recommends, for Board of Director approval, the compensation of the President and Chief Executive Officer. The Committee held four meetings during fiscal year 1998.


Audit Committee


Brian E. Kennedy - Chair
R. Michael McCullough
Paul V. Mee
Sylvester J. Schieber 1
John A. Steinbrunner


The Audit Committee assesses and monitors the control of financial transactions and oversees financial reporting to Shareholders and others. It also reviews (in cooperation with the Company's internal auditors, independent accountants and management) the Company's internal accounting procedures and controls, and the adequacy of the accounting services provided by the Company's Finance and Administration office. The Committee held three meetings during fiscal year 1998.

Finance Committee


John J. Haley - Chair
Walter W. Bardenwerper 1
Elizabeth M. Caflisch 1
David B. Friend, M.D.
A. Grahame Stott


The Finance Committee reviews and considers issues relating to the capital structure of the Company. This includes strategic determinations regarding the financing of the Company's future growth and development. The Committee held eleven meetings during fiscal year 1998.


1 Non-director member.

Human Resources Committee

Gail E. McKee - Chair
Sally G. Egan 1
Eric P. Lofgren 1
Marcia W. Marsh 1
John Philip Singson Orbeta 1
Charles P. Wood, Jr. 1

The Human Resources Committee reviews and considers issues relating to the human resources of the Company. This includes working with the Vice President of Human Resources to review strategy and set priorities for obtaining, managing and developing the best available resources in our industry. The Committee held five meetings during fiscal year 1998.


         Note:  The Board of Directors does not have a nominating committee.


DIRECTORS' MEETINGS

The Board of Directors conducted eight meetings during fiscal year 1998. All Directors attended more than 75% of the meetings of the Board and the Committees on which they served. None of the current Directors who are associates of the Company are compensated separately for their services as Directors or as members of any Committee of the Board. The Bylaws of the Company, however, do not prohibit Directors who are not active associates from receiving compensation. Outside Directors in fiscal 1998 were paid a quarterly retainer of $6,250 plus $1,500 per day for Board meetings, $1,000 per day for regular Committee meetings ($750 if held in conjunction with a Board meeting), and $2,000 per day for Committee meetings if the outside Director chaired that Committee ($1,000 if held in conjunction with a Board meeting). Telephone meetings of less than four hours duration were compensated at 50% of the applicable per day fee. These fees are paid in shares of the Company's Common Stock (up to 7,500 shares), and the balance is paid in cash. The Company has established the Voluntary Deferred
Compensation Plan to enable outside Directors, at their election, to defer receipt of any or all of their Director's fees until they are no longer serving as a Director of the Company. The Company intends to continue to similarly compensate outside Directors for services rendered. The Company's Restated Certificate of Incorporation and its Bylaws provide that a Director need not be a shareholder of the Company.


1 Non-director member.

BENEFICIAL OWNERSHIP OF COMMON STOCK


The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of October 27, 1998. The figures below include shares owned through the Company's Stock Purchase Plan and the Stock Ownership Plan. Information is given below on an individual basis for all current Directors and nominees to the Board and the five most highly compensated Executive Officers of the Company, and for all of the Company's Executive Officers and Directors as a group.


                                                                                  Number of Outstanding Shares
                                                                                  of Common Stock Beneficially
        Name and Principal                                                          Owned on October 27, 1998
Occupation with the Company                                                       (Percentage of Total Shares)


Thomas W. Barratt                                                                          71,600 (*)
   Vice President and Central Regional Manager

Charles A. Clemens                                                                          7,500 (*)
   Director

Paula A. DeLisle                                                                           44,900 (*)
   Vice President and Managing Consultant, Hong Kong

David B. Friend, M.D.                                                                      46,000 (*)
   Vice President and Eastern Regional Manager


John J. Haley                                                                             227,749 (1.55%)
   Vice President, President and Chief Executive Officer-Elect


Gary T. Hallenbeck                                                                         122,500 (*)
   Vice President of Corporate Strategy & Development

Ira T. Kay                                                                                 60,900 (*)
   Vice President and Global Practice Director,
   Human Capital Group

Brian E. Kennedy                                                                           35,000 (*)
   Vice President, Managing Director, Canada and Managing
   Consultant, Toronto


Eric P. Lofgren                                                                            99,765 (*)
   Director, Retirement Practice


Robert D. Masding                                                                            0 1
   Senior Partner, Watson Wyatt Partners

R. Michael McCullough                                                                      7,500 (*)
   Director

Gail E. McKee                                                                              20,000 (*)
   Vice President and Managing Consultant, Southern California

Paul V. Mee                                                                                88,600 (*)
   Vice President and Western Regional Manager


A.W. Smith, Jr.                                                                            276,342 (1.88%)
   President and Chief Executive Officer


John A. Steinbrunner                                                                       103,191 (*)
   Vice President and Central Region Retirement Practice Leader

A. Grahame Stott                                                                           129,000 (*)
   Vice President and Managing Director, Asia-Pacific Region


All current Directors and executive officers as a group (18)                            1,362,418 (9.28%)




* Beneficial ownership of 1% or less of all of the outstanding Common Stock is indicated with an asterisk.
1 Watson Wyatt Holdings Limited, which is wholly owned by Watson Wyatt Partners, in which Mr. Masding is a senior partner, owns 361,000 shares of the Company's Common Stock.




BIOGRAPHICAL INFORMATION FOR OTHER EXECUTIVE OFFICERS OF THE COMPANY

Walter W. Bardenwerper (Age - 47): Vice President, General Counsel and Secretary, as well as an officer and Director of various subsidiaries of the Company. Mr. Bardenwerper joined the Company in 1987 as General Counsel and Assistant Secretary. He is a member of the Finance Committee of the Board and was a Director from 1992 to 1997, and a member of the Executive Committee of the Board from 1995 to 1997.


Carl D. Mautz (Age - 51): Controller and acting Chief Financial Officer. Mr. Mautz joined the Company in 1997, overseeing the Accounting and Reporting and the Accounting Operations functions of the Company. From April 1996 to February 1997, he served as the Controller for Tactical Defense Systems, a division of Lockheed Martin Corporation. Mr. Mautz worked as the Group Controller for Loral Defense Systems from May 1995 to April 1996 when Loral Corporation was purchased by Lockheed Martin. From 1990 to 1995, he was the Controller for Unisys Government Systems. Mr. Mautz is a Certified Public Accountant.


Eric B. Schweizer (Age - 44): Treasurer. Mr. Schweizer joined the Company in 1993 as the Director of Treasury, and was subsequently appointed Treasurer in 1994. Prior to this position, Mr. Schweizer was with Woodward & Lothrop department stores for fifteen years, most recently as the Director of Financial Reporting.

COMMON STOCK PURCHASE ARRANGEMENTS


To encourage ownership of Common Stock by associates, the Company maintains a Stock Purchase Plan ("SPP"). The Company regularly sells Common Stock to associates in March of each year pursuant to the SPP (but did not do so in 1998). Historically, ownership of the Common Stock has been spread widely among associates, with no individual shareholder owning more than 2% of the total number of shares outstanding. Until recently, it had been the Company's policy not to sell shares to shareholders who, as a result of such sales, would have purchased more than 300,000 shares under the SPP. The Company reduced this number to 200,000 in 1996.

Many transfers of Common Stock occur each year among associates and the Company because the Company's Bylaws require that associates who leave the Company must offer to resell their shares of Common Stock to the Company or to other associates. It is unlikely, however, that more than 25% of the Company's outstanding shares would be transferred in any particular year. Moreover, because such transfers occur among many individuals, they are unlikely to result in any change in control of the Company. The SPP permits associates to borrow up to the full amount of the purchase price of the Common Stock from the Company's lenders and the Company guarantees all such loans. As of October 27, 1998, 4,170,723 shares of Common Stock were pledged to the Company's lenders to secure loans to shareholders, representing approximately 28.40% of the outstanding shares of Common Stock. Few shareholders have ever defaulted on their loans, and no lender has ever obtained (or even attempted to obtain) ownership of pledged shares. The Company believes it is unlikely that financing arrangements under the SPP would result in any change in control of the Company.

EXECUTIVE COMPENSATION

The following table sets forth annual compensation for services rendered to the Company in all capacities for the fiscal years ended June 30, 1998, 1997 and 1996 by those persons who were, on June 30, 1998, the Chief Executive Officer/President and the other four most highly compensated Executive Officers of the Company:

                        SUMMARY COMPENSATION TABLE*
                             (U.S. Dollars)

                               Annual                         Long-Term
                           Compensation                      Compensation


                                                 Total
Name and Principal      Fiscal                   Salary/     Restricted Stock  Other Annual       All Other
Position                Year  Salary    Bonus1   Bonus       Award(s)          Compensation 3    Compensation 4

A.W. Smith, Jr.        1998    615,000  375,000    990,000                           0             28,300
President,             1997    591,230  330,000    921,230                           0             23,950
Chief Executive        1996    559,300  300,000    859,300                        20,000              0
Officer and Director

George Bailey          1998    515,000  290,000 6  805,000                           0             15,100
Former Global          1997    208,330  250,000    458,330      247,000 2          25,000         261,870
Practice Director,     1996      N/A      N/A        N/A
Human Capital Group
(employment
commenced February
1, 1997 and
terminated September
28, 1998)

John J. Haley          1998    440,000  320,000    760,000                           0             19,300
Vice President,        1997    403,790  215,000    618,790                           0             17,350
President,             1996    385,700  225,000    610,700                        30,000              0
Chief Executive
Officer-Elect and
Director

Paul R. Daoust         1998    550,000  189,000    739,000                        20,500 5          23,690
Former Executive       1997    529,510  290,000    819,510                           0             19,940
Vice President,        1996    507,800  275,000    782,800                        10,000              0
Chief Operating
Officer and Director

Ira T. Kay             1998    405,000  300,000    705,000                           0             18,550
Vice President,        1997    368,750  225,000    593,750                        14,350           14,770
Global Practice        1996    331,250  200,000    531,250                        12,300              0
Director, Human
Capital Group and
Director

*(See footnotes on following page.)



1 The Company's compensation system establishes target bonuses for all bonus-eligible associates based on their compensation band level. After the end of the Company's fiscal year, bonus-eligible associates are allocated a percentage of their target bonus based on individual and Company performance.

    The following table indicates, for each named executive officer, the percentage of target bonus received for each of the three most recent fiscal years:


                                                    Percent of Target
                                                       Received

              Smith                   1998                 86%
                                      1997                 79%
                                      1996                106%

              Bailey 6                1998                111%
                                      1997                150%
                                      1996                 N/A

              Haley                   1998                142%
                                      1997                105%
                                      1996                117%

              Daoust                  1998                 57%
                                      1997                 90%
                                      1996                107%

              Kay                     1998                144%
                                      1997                120%
                                      1996                114%


2 Mr. Bailey was granted 50,000 shares at the time he was hired (at a value of $4.94 per share) which were scheduled to vest in three equal installments on February 1, 1998, 1999, and 2000. Based on the price of the Company's common stock as of June 30, 1998, which was $6.05 per share, Mr. Bailey's restricted stock was valued at $302,500. These shares would have been entitled to any dividend declared on the Company's common stock.

3 "Other Annual Compensation" consists of a cash bonus of $1 per share for each share purchased in 1996 and a cash bonus of $.50 per share for each share purchased in 1997 under the Stock Purchase Plan. These bonuses were also available to all participating associates. There were no stock purchases under the Stock Purchase Plan in 1998. Messrs. Bailey and Kay were the only named executive officers purchasing shares in 1997 since all others are above the 200,000 share maximum.

4 "All Other Compensation" consists of the following: (i) for fiscal year 1997 only, a one-time non-compete bonus equal to 5% of each named executive's fiscal year 1996 bonus (this bonus was not paid to Mr. Bailey because he was hired after the non-competes were introduced); (ii) for fiscal years after 1996, company matching contributions under the Savings Plan of 50% of the first 6% of total compensation contributed as a 401(k) salary deferral by the named executive up to the IRS maximum; (iii) for fiscal years after 1996, an additional company matching contribution under the Deferred Savings Plan of 3% of total compensation above the IRS compensation limit of $160,000 if individual 401(k) contributions equal the IRS maximum; (iv) for Mr. Bailey, this amount includes a sign-on bonus of $250,000 in 1997.

5 Includes rent on a Company apartment for Mr. Daoust's use while working at the Company's headquarters in Bethesda, Maryland and amounts paid for post-retirement career consulting services.

6 The amount of Mr. Bailey's bonuses for fiscal years 1997 and 1998 were guaranteed at the time of Mr. Bailey's hire.

DEFINED BENEFIT PLANS

Pension Plan for U.S. Associates. The following table sets forth the estimated annual benefits payable on a five-year certain and life basis (excluding Social Security) under the Company's qualified pension plan and non-qualified excess pension plans to a U.S. associate who qualifies for normal retirement in 1998 with the specified average compensation equal to the average of the highest 36 consecutive months of compensation prior to retirement and the specified years of continuous service:

DEFINED BENEFIT PLANS

Pension Plan for U.S. Associates. The following table sets forth the estimated annual benefits payable on a five-year certain and life basis (excluding Social Security) under the Company's qualified pension plan and non-qualified excess pension plans to a U.S. associate who qualifies for normal retirement in 1998 with the specified average compensation equal to the average of the highest 36 consecutive months of compensation prior to retirement and the specified years of continuous service:


    Annual Benefit Amounts 1:

  Average Annual Compensation                    Years of Continuous Service
   for 36 Consecutive Months
   with the Highest Average
         Preceding                      10                 15                 20              25
          Retirement
          ----------
     $    150,000                       30,255            45,382            60,510           75,637
          250,000*                      51,255            76,882           102,510          128,137
          350,000*                      72,255           108,382           144,510          180,637
          450,000*                      93,255           139,882           186,510          233,137
          550,000*                     114,255           171,382           228,510          285,637
          650,000*                     135,255           202,882           270,510          338,137
          750,000*                     156,255           234,382           312,510          390,637
          850,000*                     177,255           265,882           354,510          443,137
          950,000*                     198,255           297,382           396,510          495,637
        1,050,000*                     219,255           328,882           438,510          548,137

   1 The annual benefit at normal retirement (age 65) under the qualified plan is equal to 1.7% times the associate's average compensation for the 36 consecutive months with the highest compensation plus 0.4% times the associate's average compensation for the 36 consecutive months with the highest compensation that exceeds Social Security Covered Compensation, all times the number of completed years and months of continuous service up to 25 years.

   * As required by Section 415 of the IRC, qualified plan payments may not provide annual benefits exceeding a maximum amount, currently $130,000. For those associates who are covered under the excess plans, amounts above this maximum will be paid under the terms of the excess plans, up to the amounts shown in the table above. Pursuant to Section 401(a)(17) of the IRC, annual compensation in excess of $160,000 cannot be taken into account in determining qualified plan benefits.



The years of credited service for the associates named in the cash compensation table as of June 30, 1998 are: Mr. Smith - 29.5 years; Mr. Bailey - 1.4 years; Mr. Haley - 21.2 years; Mr. Daoust - 28.1 years and Mr. Kay - 4.6 years. Benefits are based solely on the compensation shown in the "Total Salary/Bonus" column of the Summary Compensation Table.

Supplemental Retirement Program for U.S. Associates. This non-qualified program provides additional retirement benefits to eligible associates who retire from active employment with the Company. Prior to January 1, 1997, the qualified pension plan recognized base pay only, with this Supplemental Retirement Program ("SRP") recognizing total pay. Associates eligible for benefits under this program were those who had total annual average compensation in excess of a minimum compensation level ($121,875 as of June 30, 1998 and indexed in the future) and who had attained age 50 with 10 or more years of service.

Effective January 1, 1997, the qualified pension plan was amended to recognize total pay; therefore, the SRP will be phased out over a transition period that will extend for five years through December 31, 2001. Associates eligible for transition benefits must meet all of the following criteria: total pay exceeds the minimum compensation level described previously; age 45 or older with 10 years or more of service as of December 31, 1996; 60 or more "points" as of December 31, 1996 (sum of age and service is 60 or greater); and retirement after attaining age 50.

For purposes of the SRP, annual compensation refers to compensation amounts shown in the "Total Salary/Bonus" column of the Summary Compensation Table. Transition benefits will equal the amount of total retirement benefits that would have been paid under the qualified plan and SRP formulas in effect prior to January 1, 1997, less any benefits paid under the qualified plan in effect after that date. Prior to January 1, 1997, the qualified plan provided a benefit equal to 2.5% times the participant's average salary (base pay only) for the three consecutive years with the highest annual salaries for each completed year and month of continuous service up to 20 years, plus 2% of such compensation for each completed year and month of continuous service over 20 years, up to a maximum of 8-1/3 years, less 30/17% of the participant's estimated Social Security benefit for each completed year and month of continuous service, up to a maximum of 28-1/3 years. Prior to January 1, 1997, the SRP formula was approximately the same as the qualified plan, except bonus compensation was also recognized. For determining benefits under the prior plans, no pay increases after December 31, 1996 will be recognized. The form of benefit under the SRP is a temporary annuity from the retirement date until the eligible associate reaches age 65. Any pension effect related to this program has not been considered in the preceding table which assumes normal retirement (age 65).

Other Pension Plans. The Company also has other pension plans which have been established in various countries for the benefit of eligible associates in those jurisdictions.

ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

The Company entered into an agreement with Mr. Bailey at the time he was hired which set forth the terms of his initial compensation and benefits, including immediate vesting under all of the Company's benefit plans. Under the terms of that agreement, at the time of his separation from the Company, Mr. Bailey received a payment including one year's base salary and medical benefits for one year, and the 33,332 shares of restricted stock granted to Mr. Bailey but not yet vested, vested immediately.


REPORT OF THE PRESIDENT'S PAY COMMITTEE/COMPENSATION AND STOCK COMMITTEE ON EXECUTIVE COMPENSATION


Compensation Philosophy. The Company's compensation program is designed to attract, motivate and retain quality associates by providing competitive total compensation based on individual and Company performance factors. In addition, the program is designed to be flexible in order to permit adjustments necessitated by general economic conditions or individual circumstances. The Company's compensation philosophy is applied to all associates, including executive officers, and is administered by the Compensation and Stock Committee, with the exception of the compensation of the CEO which is determined as described below. Specifically, the compensation program is designed to:

1. Create a performance-oriented environment with variable compensation based upon achievement of annual and long-term results;

2. Focus management on maximizing shareholder value while at the same time adequately compensating all associates; and

3. Provide compensation that reflects the Company's performance relative to its key competitors and changes in its own performance over time.

For the fiscal year ended June 30, 1998, the compensation of the Company's executive officers (and all other bonus-eligible associates) was comprised primarily of two elements: base salary and fiscal year-end bonuses. The Company's compensation system establishes target bonuses for all bonus-eligible associates based on their compensation band level. After the end of the Company's fiscal year, bonus-eligible associates are allocated a percentage of their target bonus based on individual and Company performance.


Determination of Compensation of the CEO. The base salary of the CEO for fiscal year 1998 was established by the President's Pay Committee, which currently consists of the Company's outside Director and the Chairs of the Executive and the Compensation and Stock Committees, and was then approved by the Board of Directors. The Committee's decision took into account the following:


1. The CEO's level of base salary received in fiscal year 1997.

2. The average basic merit increase for the Company overall.

3. The average salary increases in general industry and in the consulting industry.


For the 1998 fiscal year-end bonus, the President's Pay Committee recommended, and the Board approved, a bonus equal to 86% of the CEO's target bonus. The Committee's recommendation, and the Board's decision, took into account the following:


1. The average overall bonus funding for fiscal 1998, which was 100% of target.

2. The firm's accomplishments during the fiscal year, including:

   o        Development of a highly focused strategy.

   o The excellent financial performance of our core consulting businesses.

   o        The sale and divestment of non-core and non-performing businesses.

   o        The significant progress in moving ahead as one firm globally.

3. The costly write-down of our investment in Wellspring Resources.

In fiscal 1997, the Board approved a bonus of $380,000 for the CEO (90% of target); the CEO voluntarily reduced his bonus to $330,000 (79% of target).

Determination of Compensation of Other Executive Officers. The base salary and fiscal year-end bonuses of the Company's other Executive Officers are determined by the CEO consistent with the factors described above and also taking into account the performance of the business units managed by these individuals.


President's Pay Committee                    Compensation and Stock Committee

R. Michael McCullough - Chair                Ira T. Kay - Chair
John J. Haley                                Thomas W. Barratt 1
Ira T. Kay                                   Gary T. Hallenbeck
                                             John S. Steinbrunner 2
                                             Robert J. Webb 1


SHAREHOLDER RETURN GRAPH

The graph set forth on the opposite page depicts total cumulative shareholder return and assumes $100 invested on July 1, 1993 in the Company's Common Stock, the New York Stock Exchange Broad Market Index, and an independently compiled industry peer group index comprised of the common stock of companies within the management consulting services standard industrial classification code. The graph assumes reinvestment of dividends. Please note that returns on the Company's Common Stock are calculated using stock prices determined in accordance with the Company's Bylaws, whereas the returns shown for the indices are based on the value of shares traded on an open market.

The independently compiled peer group index was utilized because the Company's most direct competitors do not make their financial information publicly available.


1 Non-director member.
2 Mr. Steinbrunner began serving on the Committee in May, 1998.

[GRAPHIC OMITTED]

Comparative 5-Year Cumulative Total Return
Among Watson Wyatt, Peer Group, and Broad Index


                    1993             1994              1995             1996               1997               1998
                    ----             ----              ----             ----               ----               ----
   Watson Wyatt
   Common Stock

                    100.00           108.03            109.73           120.19             128.95            147.20

   Peer Group Index

                    100.00            97.78            112.69           189.17             135.04            163.19

   NYSE Broad
   Market Index

                    100.00           103.48            123.53           154.54             201.87            257.25



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 1, 1995, the Company transferred its United Kingdom operations to R Watson & Sons (subsequently renamed Watson Wyatt Partners) and received a beneficial interest and a 10% interest in a defined profit pool of the partnership. The Company also transferred its Continental European operations to a newly formed holding company owned by the Company and Watson Wyatt Partners in exchange for 50.1% of its shares. Effective July 1, 1998, the Company sold one-half of its investment in the holding company to Watson Wyatt Partners. Mr. Robert D. Masding, a senior partner of Watson Wyatt Partners, is a member of the Company's Board of Directors. Watson Wyatt Partners and the Company provide various services to and on behalf of each other in the ordinary course of business.

Since his retirement from the Company on December 31, 1997, Mr. Charles Clemens, a Director, has provided consulting services to the Company in his role as Acting Director for the Health Care Practice. Fees for these services totaled $120,615 for fiscal year 1998.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and Directors to file certain reports with the Securities and Exchange Commission relating to their ownership of, and transactions in, the Company's Common Stock. To the Company's knowledge, based on review of the copies of such filed reports, the Company complied with all
Section 16(a) filing requirements applicable to such officers and Directors, except that due to an administrative oversight, two Form 4 filings were inadvertently filed late.

           II. PROPOSED AMENDMENT TO SECTION 9.4
         OF THE COMPANY'S BYLAWS TO MORE SPECIFICALLY
        DESCRIBE PERMITTED LIENS ARISING IN CONNECTION
              WITH LOAN PROGRAMS ESTABLISHED
                 BY THE BOARD OF DIRECTORS

The Board seeks shareholder approval of a correcting amendment to Section 9.4 of the Company's Bylaws to more specifically describe permitted liens arising in connection with loan programs established by the Board of Directors (the "Bylaw Amendment Proposal" or the "Amendment"). The Company's Board of Directors unanimously approved the Amendment on August 27, 1998 and recommends that the Shareholders approve the Amendment.

Section 9.4 of the Company's Bylaws essentially prohibits the imposition of liens on the Company's stock by providing that stock held by a shareholder is deemed to be offered for sale to the Company if a shareholder permits a lien to be placed on his or her shares. The Amendment has been proposed because a technical reading of Section 9.4 of the Bylaws could lead to the interpretation that liens granted to NationsBank by all shareholders participating in the shareholder loan program are prohibited by this section. The Bylaws not only explicitly contemplate the shareholder loan program, but the clear intent of this provision is to prevent shareholders from pledging their shares as collateral to third parties for non-stock related loans, so that third parties cannot obtain the shares in the event of a default. The Company has always interpreted Section 9.4 as only applying to liens imposed by such third party pledges or by operation of law. On recommendation of the General Counsel, the Board of Directors has determined that it is appropriate to modify the language of Section 9.4 to eliminate any ambiguity related to the permissibility of liens arising in connection with loan programs established by the Board of Directors. This is only a technical amendment to the Bylaws and does not in any way modify the administration of the Company's stock program, the rights of any shareholder or any outstanding NationsBank shareholder loans.

The Board of Directors recommends that the Shareholders vote FOR the Bylaw Amendment Proposal. Approval of the Bylaw Amendment Proposal requires the affirmative vote of the holders of shares representing at least 80% of the outstanding voting rights of the Company's Common Stock, not merely 80% of the stock present in person or by proxy at the Annual Meeting.

The full text of the Bylaw Amendment Proposal is set forth in Exhibit A to this Proxy Statement. The Company will provide a copy of the complete Bylaws without charge upon written request by a shareholder. Requests should be directed to Walter W. Bardenwerper, Vice President, Secretary and General Counsel, Suite 800, 6707 Democracy Boulevard, Bethesda, Maryland 20817.

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee, pursuant to the authority delegated to it by the Board, selects the independent public accountants to audit the financial statements of the Company. PricewaterhouseCoopers LLP acted as the Company's independent public accountants for the fiscal year ended June 30, 1998. PricewaterhouseCoopers LLP will continue to provide this service to the Company for the fiscal year ended June 30, 1999. Representatives of PricewaterhouseCoopers LLP are not expected to attend the Annual Meeting; however, PricewaterhouseCoopers LLP will report to the Secretary of the Company the results of the Proxy vote tally immediately prior to the Annual Meeting.

MANNER IN WHICH THE PROXIES WILL BE SOLICITED AND VOTED

The cost of soliciting proxies will be borne by the Company. In addition to the initial distribution of the proxies, proxies may be solicited with the assistance of associates of the Company personally, by telephone, electronically or by facsimile. Also, the Company has made arrangements with its independent auditors, PricewaterhouseCoopers LLP, for assistance with the solicitation process. PricewaterhouseCoopers LLP will solicit proxies by telephone and by electronic communication at an estimated cost of $12,000.

All properly executed proxies received by Management will be voted. In the absence of contrary direction, Management proposes to vote the proxies FOR the election of each of the above-named nominees to the Board and for the Amendment to Section 9.4 of the Company's Bylaws to more specifically describe permitted liens arising in connection with loan programs established by the Board of Directors.


Management knows of no other matter which may come up for action at the meeting. However, if any other matter properly comes before the meeting, the proxies named on the Proxy form enclosed will vote in accordance with their judgment upon such matter. Individual proxies will be counted by PricewaterhouseCoopers LLP in an effort to ensure the confidentiality and anonymity of each shareholder's votes. Whether or not you expect to be present at the meeting, you are urged to sign, date and promptly return the attached Proxy in a sealed envelope to your Office Administrator by November 11, 1998 for forwarding to PricewaterhouseCoopers LLP. Please return your Proxy in accordance with the directions on the bottom of the Proxy form.

SHAREHOLDER PROPOSALS


Any shareholder wishing to present a proposal to be included in the Proxy Statement for the 1999 Annual Meeting of the Company, currently expected to be held on November 18, 1999, may submit such proposal in writing to Watson Wyatt & Company, Office of the Secretary, 6707 Democracy Boulevard, Suite 800, Bethesda, Maryland 20817. Such proposals must be received no later than June 30, 1999.


In addition, if a shareholder fails to provide the Company notice prior to September 12, 1999 of his or her intention to present a proposal at the meeting, then the Company's Management proxies will be entitled to use their discretionary voting authority if such shareholder proposal is raised at the 1999 Annual Meeting of Shareholders.



                                        By Order of the Board of Directors,




                                            /s/ Walter W. Bardenwerper
                                         Walter W. Bardenwerper, Secretary




Bethesda, Maryland
October 28, 1998

                              FINAL COPIES



MANAGEMENT PROXY                                     WATSON WYATT & COMPANY

The undersigned hereby appoints A.W. Smith, Jr., John J. Haley and Walter W. Bardenwerper, and each of them, as his or her proxies, each with full power of substitution, to vote all of the undersigned's shares of capital stock of the Company at the Annual Meeting of Shareholders of Watson Wyatt & Company to be held on Thursday, November 19, 1998, and at any adjournments thereof, with the same authority as if the undersigned were personally present, as specified below:

THE DIRECTORS OF THE COMPANY RECOMMEND A VOTE "FOR" ALL NOMINEES BELOW AND A VOTE FOR THE PROPOSED AMENDMENT TO SECTION 9.4 OF THE COMPANY'S BYLAWS

I. FOR all fourteen nominees listed below (except as otherwise directed below);

   WITHHOLD  AUTHORITY TO VOTE FOR all fourteen  nominees  listed below:

                  Thomas W. Barratt                  Robert D. Masding
                  Paula A. DeLisle                   R. Michael McCullough
                  David B. Friend                    Gail E. McKee
                  John J. Haley                      Paul V. Mee
                  Ira T. Kay                         A.W. Smith, Jr.
                  Brian E. Kennedy                   John A. Steinbrunner
                  Eric P. Lofgren                    A. Grahame Stott

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), write the individual(s) name(s) on the following blank line: _______________

II. FOR AGAINST the proposed amendment to Section 9.4 of the Company's Bylaws to more specifically describe permitted liens arising in connection with loan programs established by the Board of Directors (the "Bylaw Amendment Proposal").

III. In their discretion, the proxies are authorized to consider and act upon all other matters that may properly come before the meeting or any and all postponements or adjournments thereof.

UNLESS A CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NAMED NOMINEES FOR DIRECTORS OF THE COMPANY AND FOR THE PROPOSED AMENDMENT TO SECTION 9.4 OF THE COMPANY'S BYLAWS. THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE AND PROXY STATEMENT FOR THE ANNUAL MEETING.

When signing in any representative capacity, please insert your title and attach papers showing your authority unless already on file with the Company.

----------------------------------           ----------------------------------
Signature of Shareholder                               Watson Wyatt Office


----------------------------------           ----------------------------------
Please Print Shareholder Name (Legibly)                   Date Signed


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Shareholders must deliver their signed Proxy (in a sealed envelope) to their Office Administrator for forwarding to PricewaterhouseCoopers LLP, 1301 K Street, N.W., Suite 800 West, Washington, D.C. 20005-3333 (Attn: Shannon Murphy). Please mark, sign, date and return this Proxy to your Office Administrator on or before November 11, 1998.

                       Exhibit A


                  Inserted language in bold italics



Section 9.4 Death, Termination of Employment, Bankruptcy, Liens. On the death of a shareholder, or upon the termination of a shareholder's employment with the Corporation or any subsidiary of the Corporation, whether said termination be by retirement, voluntary or involuntary termination, or for any other reason, or upon the Corporation receiving actual knowledge that a shareholder or any personal holding corporation or similar approved entity as described in Section
9.2 has become bankrupt or suffered or permitted the imposition of any lien or attachment on any Stock of the Corporation owned by such shareholder or any trust, personal holding company or other similar approved entity holding Stock for his benefit (except any permitted lien arising from a loan program established by the Board of Directors to facilitate the financing of purchases of Stock by Eligible Purchasers), whichever first occurs ("Determination Date"), all Stock of the Corporation then owned by such shareholder or his representative or held for his benefit in any trust, personal holding company or other entity permitted hereunder shall be deemed offered for sale and to constitute Offered Shares subject to purchase by the same procedure as set forth in Section 9.1 of this Section 9, excepting that, purchase of such shares shall occur on such Closing Date (not more than 245 days after the Determination
Date), as the President or Secretary shall determine with payment to be made in accordance with Section 9.6 hereof. Any of such shares of Stock not elected to be purchased by the Corporation or by Eligible Purchasers within 245 days after the Determination Date shall be purchased by the Corporation unless and to the extent that the Corporation is prohibited from doing so by the DGCL. For purposes of this Section 9.4, notwithstanding any other provision of this Bylaw, a shareholder shall be deemed to own all Stock transferred by him to a trust satisfying the terms and conditions of Section 9.2 hereof and such trust shall have the same obligations with respect to the sale of such Stock hereunder as the shareholder would have had if the Stock had not been transferred to said trust.







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